Exhibit 99.1

Washington Federal, Inc.

425 Pike Street

Seattle, WA 98101

(206) 777-8246 Contact: Cathy Cooper

Tuesday, May 26, 2009

FOR IMMEDIATE RELEASE

Washington Federal to Repurchase $200 Million of

Preferred Stock from the U.S. Treasury

SEATTLE, WASHINGTON – On May 26, 2009, Washington Federal, Inc. (NASDAQ: WFSL) announced that it had received regulatory approval for the repayment of the Preferred Stock Investment from the U.S. Treasury which is scheduled to occur on May 27, 2009. The repayment will be made from operating funds and will not require the issuance of any new capital.

Chairman, President and Chief Executive Officer, Roy M. Whitehead commented, “When asked by the U.S. Government to participate in its Treasury Capital Purchase Program last fall, we determined that accepting their investment could drive significant benefits for Washington Federal, the neighborhoods we serve and for the banking system as a whole. Over time though, it became apparent that their well-intended investment was only making a challenging business even more difficult. Investors viewed the funds as debt rather than equity, the public viewed it as a bailout, Congress retroactively added onerous additional restrictions, and the overall cost was substantially higher than other funding sources. While it didn’t work out as well for us, it should be noted that this was an excellent investment for U.S. taxpayers.”

As a result of its investment in Washington Federal, the U.S. Treasury will have received complete repayment of its initial investment plus dividends and estimated fair value of warrants that amount to an annualized return of 7.95%. Dividends paid by Washington Federal on the preferred stock during the six months the funds were outstanding amounted to $5,361,000.

Washington Federal has the capacity to repay these funds from operations. In fact, even after applying the estimated loss factors provided by the U.S. Treasury applied over a two year period, which were used to stress test the largest 19 financial institutions in the United States, Washington Federal would have an estimated ratio of tangible common equity to tangible assets of 8.85%.

Assuming the redemption of the Preferred Stock at March 31, 2009, the pro forma regulatory capital ratios for the Company would have resulted in a tier 1 leverage ratio of 9.55% and a risk based capital ratio of 17.11%, both significantly higher than regulatory minimums to be considered well capitalized. The bank’s ratio of tangible common equity to tangible common assets was 10.0% as of March 31, 2009.

Washington Federal has yet to determine if the warrants issued to the U.S. Treasury will be repurchased or sold by the U.S. Treasury. Washington Federal issued 1,707,456 warrants with a strike price of $17.57 to the U.S. Treasury on November 14, 2008. Earnings available to common shareholders will be reduced by $1,915,000 upon repayment of the $200 million. This amount represents the remaining unamortized discount on the preferred stock.

Washington Federal Savings operates 150 offices in Washington, Oregon, Idaho, Utah, Nevada, Arizona, Texas and New Mexico. Established in 1917, the Company provides residential real estate loans, commercial real estate financing, consumer deposit accounts and business banking. On March 31, 2009, the Company reported $12.3 billion in assets, $7.6 billion in deposits and $1.6 billion in stockholders’ equity.

Statements contained herein that are not historical facts should be considered forward-looking statements with respect to Washington Federal. Forward-looking statements of this type speak only as of the date of this report. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, unforeseen local, regional, national or global events, economic conditions, asset quality, interest rates, loan demand, changes in business or consumer spending, borrowing or savings habits, deposit growth, adequacy of the reserve for loan losses, competition, stock price volatility, government monetary and economic policy, anticipated expense levels, changes in laws and regulations, the level of success of the company’s asset/liability management strategies as well as its marketing, product development, sales and other strategies, the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and other accounting standard setters, the costs and effects of litigation and of unexpected or adverse outcomes in such litigation, and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Washington Federal undertakes no obligation to update or revise forward-looking statements to reflect subsequent circumstances, events or information or for any other reason.

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